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                                                                     EXHIBIT 11



                         APPALACHIAN BANCSHARES, INC.

                STATEMENT RE: COMPUTATION OF EARNINGS PER SHARE


The following tabulation presents the calculation of basic and diluted earnings per common share for the three-month and six-month period ended June 30, 2000 and 1999. Average shares outstanding have been retroactively adjusted on an equivalent share basis for the effects of the two-for-one stock split issued on April 12, 2000.


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

                                  THREE MONTHS ENDED       SIX MONTHS ENDED
                                       JUNE 30                 JUNE 30
                                ----------------------  -----------------------
                                   2000       1999         2000        1999
                                ----------   ---------  ----------- -----------

BASIC EARNINGS PER SHARE:
 Net Income..................   $  383,072   $  230,180  $  693,857  $  504,217

 Earnings on common shares...      383,072      230,180     693,857     504,217

 Weighted average common
  shares outstanding - basic..   2,731,322    2,646,376   2,753,654   2,646,376

 Basic earnings per common
  shares......................  $      .14   $      .09  $      .25  $      .19

DILUTED EARNINGS PER SHARE:
 Net Income...................     383,072      230,180     693,857     504,217

 Weighted average common
  shares outstanding - diluted   2,952,446    2,831,934   2,938,131   2,831,034
 Diluted earnings per common
  shares......................  $      .13   $      .08  $      .24  $      .18

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